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                                                                    Exhibit 99.1


                                     [LOGO]
                                     ZIFF
                                     DAVIS
                                     MEDIA


Contacts:
---------
Aimee D. Levine                                N. Gregory Pettit
Vice President Corporate Communications        Director - Gavin Anderson & Co.
Ziff Davis Media                               (212) 515-1985
(212) 503-4881                                 gpettit@gavinanderson.com
aimee_levine@ziffdavis.com                     -------------------------
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               ZIFF DAVIS MEDIA INC. ENTERS FORBEARANCE AGREEMENT
                                WITH BANK LENDERS

       Company's Primary Investor Participates in Senior Credit Facility;
                     $15 Million Bond Interest Payment Made


                   Restructuring Charge of up to $275 Million
       Now Expected for Calendar Fourth Quarter 2001 and Business Outlook
                               Remains Difficult

NEW YORK, January 15, 2002 -- Ziff Davis Media, Inc. announced today that it has entered into an amendment and forbearance agreement with respect to its senior credit facility with its existing bank lenders that will be in effect until March 15, 2002. Ziff Davis Media also said that as part of the agreement, Willis Stein & Partners III, L.P. and affiliated funds, the primary investors in its parent company, have entered into a participation agreement with certain of the Company's bank lenders under which the Willis Stein funds acquired a $16 million participation in loans under the Company's senior credit facility. At the same time, the lenders under the senior credit facility have loaned to Ziff Davis Media an additional $16 million. The Company has said that it used the proceeds from this loan to make the $15 million semiannual interest payment due January 15, 2002 to holders of its $250 million 12% senior subordinated notes due 2010.



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As previously disclosed, Ziff Davis Media anticipated that it would be in default of certain covenants under its senior credit facility as of October 31, 2001. Under the terms of the forbearance agreement, the Company's bank lenders will not exercise remedies available to them during the forbearance period. The Company is currently in discussions with the bank lenders in an effort to finalize an amendment prior to the expiration of the forbearance period. In addition, as part of the agreement, the revolver commitment has been reduced from $30 million to $20 million (with the unused $10 million continuing to be unavailable to Ziff Davis Media under the existing terms). Lastly, the amendment also allows the Company to change its fiscal year-end from March 31 to December 31 and the Company has done so effective December 31, 2001 in order to be consistent with general media industry practice.

Willis Stein's $16 million loan participation plus any additional funding under the participation agreement reduces Willis Stein's $25 million funding commitment to Ziff Davis Media's ultimate parent company. The Company anticipates that in light of the current recessionary environment it will need to obtain additional funding through either additional investments or further borrowings under its senior credit facility to meet its future working capital and debt service requirements.

Ziff Davis said that it has engaged as financial advisors Greenhill & Co., LLC to assist senior management in evaluating strategic alternatives for recapitalizing the Company's long-term debt. The Company and its advisors have initiated discussions with its institutional creditors in an effort to establish a more appropriate long-term capital structure for the Company.

Robert F. Callahan, Chairman and CEO of Ziff Davis Media, said: "Our new senior management team is focused squarely on the turnaround of this Company. We are making solid progress on the operating side, and it is now time to begin the process of reducing our debt burden and providing for more efficient capital investment into the Company to grow its revenues and profits. Ziff Davis Media remains one of the largest magazine publishers in the U.S., with proven and substantial assets. We believe that a debt recapitalization will improve our financial strength and enhance our competitive position. "

               28 East 28th St., New York, NY 10016 212-503-3500


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Company Now Expects Higher 4th Quarter 2001 Restructuring Charge

The Company also said that it now expects to realize a restructuring charge of up to $275 million in the fourth quarter of 2001 to cover costs resulting from discontinuing certain businesses, the consolidation of facilities resulting from reduced headcount as well as the write-down of long-lived intangible and other assets to fair value based on current market conditions. The Company had previously disclosed in the quarter ended September 30, 2001 that it expected the restructuring charge in the fourth quarter to be at least $150 million. The Company said that it has increased its estimate of the charge as a result of further restructuring actions and continued difficult business conditions during the current economic recession.

Business Outlook - First Quarter 2002

The Company anticipates that EBITDA for the first quarter of 2002 for Ziff Davis Publishing Holdings, Inc., a restricted subsidiary under the Company's senior credit agreement, will be between $2.0 and $5.0 million, or down 82% to 54%, respectively, versus $10.9 million for the quarterly period ended March 31, 2001. "We continue to have significant decreases in advertising pages in many of our publications and visibility for increases in the near term is limited. We have therefore prepared ourselves for continued difficult business conditions through most of 2002 and we continue to evaluate the Company's size and cost structure to reflect this environment." said Bart Catalane, Chief Operating Officer and CFO.

About Ziff Davis Media Inc.

Ziff Davis Media Inc. is the leading information authority for buying and using technology. In the U.S., Ziff Davis Media publishes 13 industry-leading business and consumer publications: PC Magazine, eWEEK, Ziff Davis Smart Business, The Net Economy, CIO Insight, Baseline, Yahoo! Internet Life, Electronic Gaming Monthly, Official U.S. PlayStation Magazine, Computer Gaming World, GameNow, Pocket Games and XBox Nation. Ziff Davis Media publishes more than 45 titles around the world through licensing agreements in 30 countries. The company is also a developer of innovative web sites including PCMag.com and ExtremeTech.com. It provides custom media solutions through Ziff Davis Custom Media; industry analyses through Ziff Davis Market Experts; and state-of-the-art Internet and technology testing through eTesting Labs. The company also produces conferences, seminars and webcasts.

               28 East 28th St., New York, NY 10016 212-503-3500

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                                                                               4

Special Note: Except for historical information contained herein, the statements made in this release (including projected EBITDA for the quarter ended March 31, 2002) constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.



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               28 East 28th St., New York, NY 10016 212-503-3500